UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2018

PolyOne Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On March 7, 2018, the Board of Directors (the “Board”) of PolyOne Corporation (the “Company”) increased its size from ten to eleven and elected Robert E. Abernathy as director, effective immediately. Mr. Abernathy will serve for an initial term ending at the Company’s 2018 Annual Meeting of Shareholders. Mr. Abernathy was also named to the Audit Committee of the Board.

Mr. Abernathy, 63, is the Retired Chairman and Chief Executive Officer of Halyard Health, Inc. (“Halyard”), a medical technology company. Mr. Abernathy served as Chief Executive Officer of Halyard from its spin off from Kimberly-Clark in October 2014 until his retirement in June 2017, during which time he also served as Chairman. He continued as Chairman until September 2017. Prior to joining Halyard, Mr. Abernathy worked for Kimberly-Clark, a global personal care products company, in numerous roles of increasing responsibility, including President, Global Healthcare, from June 2014 until October 2014, and Executive Vice President, from November 2013 to June 2014.

As a non-employee director, Mr. Abernathy will receive compensation in the same manner as the Company’s other non-employee directors, which compensation the Company previously disclosed in its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on March 31, 2017. The Company entered into an Indemnification Agreement with Mr. Abernathy. The Indemnification Agreement will be in the same form as the form indemnification agreement for directors that the Company previously reported the Board had approved on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PolyOne Corporation

By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Senior Vice President, General Counsel and Secretary

Date: March 7, 2018